UNITED STATES

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CRACKER BARREL OLD COUNTRY STORE, INC.

(Name of Registrant as Specified in Its Charter)

BIGLARI CAPITAL CORP.

THE LION FUND II, L.P.

STEAK N SHAKE OPERATIONS, INC.

SARDAR BIGLARI

PHILIP L. COOLEY

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On October 23, 2013, Biglari Capital Corp. issued the following letter to shareholders of Cracker Barrel Old Country Store, Inc.:

BIGLARI CAPITAL CORP.

17802 IH 10 WEST, SUITE 400

SAN ANTONIO, TEXAS 78257

TELEPHONE (210) 344-3400

FAX (210) 344-3411

SARDAR BIGLARI, CHAIRMAN

October 23, 2013

Dear Fellow Shareholders:

We are the lead investor in Cracker Barrel Old Country Store, Inc. Our ownership, through related entities, approximates 20% of the Company, valued in the market at more than $500 million. Incontrovertibly, our incentive for value creation exceeds that of anyone affiliated with Cracker Barrel, including the entire Board.

Our agenda is the same as yours: to make money. In doing so, our moneymaking would be in direct proportion to that of all other Cracker Barrel stockholders who invest for the same time period as we do. So far, we have made about a quarter of a billion dollars on our Cracker Barrel position. We are convinced that Cracker Barrel’s stock appreciation has generally resulted from (1) our buying 20% of the Company and (2) our pushing the Board and management, inter alia, to return more capital to shareholders as well as to pursue value-enhancing initiatives, e.g., licensing.

We believe an unbiased, independent party would recognize that our involvement as the largest owner of the Company has been quite gainful for all shareholders. Cracker Barrel was undervalued and performing poorly before we appeared on the scene. Shortly after we demanded his ouster, Chairman and CEO Michael Woodhouse exited. Moreover, since our arrival, nearly 80% of the Board has turned over. Regrettably, the new Board has not deviated from the old Board’s playbook. It has been clear that the Board fears its largest owner, for it would rather spend shareholder money to engage in argumentum ad hominem rather than to engage in productive resolutions, which we have proposed in an effort to allay the Board’s fears.

Without any question Cracker Barrel is an A+ brand, but in our view, it has not achieved an A+ performance because the Board lacks entrepreneurial talent. Short-term stock performance is not the barometer by which we judge managerial performance. As our alternative, we focus on gain in per-share business value. We think there is more the Board can do to create value for all owners. We have shared one idea with the Board, centered on capital allocation, which we believe would benefit all stockholders. But the Board has rejected the concept, whereas you, the stockholder, now has the opportunity to vote for it.

Our shareholder plan: Because of Cracker Barrel’s current debt capacity, we believe that the Board should declare a $20 per share special dividend. As of August 2, 2013, Cracker Barrel had amassed $121.7 million of cash and cash equivalents. Long-term debt stood at $400 million, down from $525 million at the beginning of the Company’s fiscal 2013 year. The debt stood at over $900 million several years ago when the Company undertook recapitalization to repurchase shares. The level of net debt we propose is less than $800 million, the interest rate environment is far better, and the Company has more earning power to service the debt. Now is time to add debt prudently. Plainly, Cracker Barrel is a prodigious cash generator, producing more than what is required to maintain its business. (In the Appendix we review why opening new stores in pursuit of growth is a poor capital allocation alternative.) The Board has been communicating that it is against our shareholder plan, but as it has done in the past, it reaches a conclusion then searches for its supporting rationale. For instance, the Board is against a significant dividend because it would “require a substantial increase in leverage and in the Company’s risk profile.” Yet earlier in the year the Board was more than willing to spend significant money — adding substantial leverage — to buy our shares. Clearly, the Board slyly — but transparently — shifts its stand.

The Board publicly and effectively indicated that the directors are comfortable with adding debt to the Company’s balance sheet with their proposals to purchase our shares. Twice in the past year Cracker Barrel has offered to purchase all our shares, a transaction that would have resulted in a purchase price of approximately $305 million at the time the offer was made. With these funds alone, Cracker Barrel could have paid nearly a $13 per share special dividend that would have benefited all shareholders proportionately. If Cracker Barrel can buy our shares, then ipso facto the Company certainly has the money to issue a special dividend to all shareholders of at least $13 per share. At the time, we suggested to the Board that instead of benefiting only our group, the Company should use the money to benefit all stockholders.

On October 3, 2013, CEO Sandra Cochran issued you a letter alleging that my aforementioned reasoning for a special dividend “has several major flaws and ignores a number of important facts that led to the Board’s decision to offer to repurchase Biglari Holdings’ shares earlier this year.” I will present her version of the “facts” and then present the reality. Ms. Cochran states:

“The proposed $20 per share dividend, or aggregate amount of more than $475 million, represents an almost 60% greater cash expenditure and a significant increase in the Company’s leverage and risk profile, compared to the approximately $305 million repurchase of Biglari Holdings’ shares that was proposed in February;”

Reality: I first suggested to the Board to pay a one-time dividend of $300 million to all stockholders. The Board did not accept my shareholder-friendly proposal. I later presented arguments on why the Company could pay an even higher dividend. Because the Company has been generating cash, paying down debt, forecasting surplus cash, and has enormous real estate holdings, Cracker Barrel should pay $20 per share. So, is the Board arguing that the amount is too high at $20 per share, or $475 million in total? If that is the case, then the Board should choose any level between $305 million ($13 per share) and $475 million ($20 per share). We would be pleased with a significant dividend between $13 and $20 per share.

Needless to say, we have been trying to compromise with the Board ever since November 2012 when it first made its offer to purchase all our shares. Not only has the Board failed to accept a compromise, but it has also failed to provide the minimum special dividend of $13 per share. In our quest to reach a resolution, we have even expressed our willingness to refrain from the current proxy contest if the Board would pay a significant special dividend.

Ms. Cochran further states:

“The proposed repurchase of the entire ownership interest of Biglari Holdings, combined with a customary long-term standstill, would have eliminated the expense and distraction caused by the annual proxy contests initiated by Biglari Holdings, and the threat from what we believe to be Biglari Holdings’ undisclosed agenda;”

Reality: We have owned the Cracker Barrel stock for several years, and during that period we have been clear about our agenda: We are interested in making money, not controlling the Company. We have offered multiple compromises to the Board that lay bare this agenda. As mentioned above, we offered to halt our pursuit of Board seats at the upcoming annual meeting if the directors would approve a significant dividend. Furthermore, we have conveyed to Chairman Jim Bradford and Ms. Cochran — and will iterate here — that we would contractually agree not to seek board control if we had two board seats.

We have been more than reasonable with the Board. We simply do not understand why the Board is taking action that, in our view, runs contrary to the interests of all shareholders. It spends about $5 million or so annually to resist our ideas — such as licensing — even though it later embraces these concepts as part of management’s strategy. The reality is that we do not care about receiving public credit for our adopted recommendations because that does not interest us; instead, we care about management’s taking action to create long-term value.

In addition, the Board in its recent shareholder communications spends little time on why it should not pay a special dividend, yet devotes much attention to attacking Biglari Holdings, its branding strategy, plus Steak n Shake, etc. The Board surely wants to divert attention from what is relevant to you by presenting false and misleading information about Biglari Holdings and Steak n Shake. For example, the Board attempts to tear down the accomplishments of the 23,000 employees of Steak n Shake when it is widely recognized by knowledgeable observers that Steak n Shake has achieved one of the greatest turnarounds in the restaurant industry. This outperformance occurred because of the Steak n Shake culture, which at its core is about truth-telling. Steak n Shake went from losing money in 2008 to generating customer traffic growth of over 30% cumulatively, producing significant earnings. But this proxy contest is not about Steak n Shake; it should center on how Cracker Barrel shareholders can become wealthier on a per-share basis.

Our commitment to Cracker Barrel shareholders has been uncommon. We rejected offers from the Board to repurchase our shares so that the cash payments could instead be shared with all shareholders. In addition, we pledged not to sell our shares unless we provided you with a two-week notice. But we are now at the point where we absolutely need your vote.

Sincerely,

/s/ Sardar Biglari

Sardar Biglari

Appendix

Capital Allocation Alternative: Why New Store Investment Is Inadvisable

We have advised against using surplus cash to open new stores because plowing money at a low return on invested capital is value destructive. Because we are on the outside, we do not have access to trends in performance by store age; therefore, we have called on management to disclose fully the historical performance of its new stores so that all shareholders can evaluate the wisdom of reinvestment. Unfortunately, the Board has refused to provide financial transparency.

Nevertheless, based on presentations to shareholders and in SEC filings, we clearly hold divergent views from those of the Board regarding returns earned on the new stores. The divergence is significant and thus should be an important factor concerning your decision on whom you think brings a better, more rigorous analytical framework and oversight to capital allocation during Board discussions. Sandra Cochran has defended a capital allocation record by claiming that stores opened from 2004 to 2009 generated a return of 16.2% in fiscal 2011.

Ms. Cochran stated, “Mr. Biglari says we shouldn’t be building new stores and we’re not getting a good return on our investment. Between our fiscal 2004 and 2009, we spent $382 million building 116 stores. For the fiscal year ending July 29, 2011, those stores generated earnings before interest, taxes, depreciation and amortization of $61.8 million. This represents a 16.2% return on our investment, which we believe is a good use of our capital.”

In our view, the Board’s and management’s analyses are misguided inasmuch as an improper evaluation has been made in judging new-store returns on investments. CFO Lawrence Hyatt stated in an SEC filing that “[t]he Company believes that making an allocation of general and administrative, interest and tax expenses to these [116] stores is not material to an investor’s understanding of the results for these stores or the Company’s decision-making in determining to build new stores….” We believe every shareholder should find, as quite troubling, management’s rationale for excluding relevant expenses. We believe the expenses that management ignores in its calculation of return on investment absolutely matter to shareholders. In fact, the Board has referenced as an authority Aswath Damodaran’s calculation on return analyses. However, Cracker Barrel has failed to follow Dr. Damodaran’s definitive calculations, which stipulate that net operating profit after tax (NOPAT) divided by investment would be the appropriate formula.

The Board excludes G&A, depreciation, and taxes, whereas Dr. Damodaran finds these expenses necessary for an accurate calculation. Furthermore, Institutional Shareholder Services (“ISS”) also agrees with factoring in relevant expenses. Specifically, ISS states, “The real calculation from a shareholder perspective should be whether the incremental investment, including all incremental costs such as taxes, returned incremental net income at greater than the cost of capital. Depreciation and G&A expense, therefore, should be included as expenses in the calculation to the extent they are incremental.” (Cracker Barrel does supply the incremental depreciation expense on the 116 stores but fails to apply it.)

We, Dr. Damodaran, and ISS all disagree with the Board and management on excluding such expenses; in fact, it’s quite obvious that the all relevant expenses must be factored into the determination of return on new store investments.

Calculation of Cracker Barrel’s Return on New Store Investment Analysis

($ in thousands)
	Cracker Barrel	Damodaran	Zero G&A
‘Store EBITDA’	$61,800	$61,800	$61,800
Depreciation	$0	$14,700	$14,700
G&A	$0	$27,300	$0
Operating income	$—	$19,800	$47,100
Taxes	$0	$5,800	$13,900
NOPAT	$—	$14,000	$33,200
Invested capital	$382,000	$382,000	$382,000

Return	16.2%	3.7%	8.7%

Source: As Reported in SEC Filings.

Note: Taxes based on an effective tax rate of 30% based on Cracker Barrel’s 2012 provision for income taxes of $40,575 divided by its 2012 pre-tax income of $137,376 (each, excluding the impact of the 53rd week

Even if we factor in a zero for incremental G&A expense, the return becomes 8.7%. Moreover, it would be a mathematical impossibility to compute a figure above 8.7%. Certainly, zero incremental G&A could be justified on the basis of adding one or a few additional stores. But when adding around one-fifth to the entire fleet of stores, it is unrealistic to justify that there would be zero cost attached to these additional units. In fact, reviewing G&A on a per-store basis over the same time period would empirically support this hypothesis. In our own estimation, we prefer a range in order to be vaguely right rather than precisely wrong. The implication is that the return would most likely fall anywhere between 3.7%-8.7%; however we believe the return falls more closely to the lower end of the range — regardless, the figures are below the Company’s cost of capital. More important, we certainly know 16.2% is precisely wrong and 3.7% to 8.7% is range bound right. But it’s a range that should not comfort shareholders who deserve a far higher return while bearing the opportunity cost and execution risk.

We also agree with ISS in that Cracker Barrel’s return on new store investment is, as ISS emphasizes, “an important consideration for shareholders: what is at issue is whether the Board is adding or destroying value through its expansion strategy.” ISS also has called upon Cracker Barrel to disclose this critical information to shareholders:

“[T]he management … presentations, however, have [not] broken out the view that would be most useful to shareholders considering this aspect of the board’s stewardship: the trend in performance by vintage. If stores opened in 2009 are performing substantially better than those opened in 2005, for example, it may indicate that the company has substantially improved the process by which it targets new opportunities — or, if 2009 was substantially worse than 2005, that the strategy is veering wildly off track.”

We can only assume management is not disclosing the data for the cogent reason that it would reinforce our concerns over the Board’s poor capital allocation record. Bottom line, the window into management’s thinking into store returns is evidence that we would bring a new perspective to the Board, demanding superior financial management.

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